UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) October 15, 2014

PREMIER FINANCIAL BANCORP, INC.
(Exact name of registrant as specified in its charter)

Commission file number 000-20908

Kentucky	61-1206757
(State or other jurisdiction of incorporation organization)	(I.R.S. Employer Identification No.)

2883 Fifth Avenue Huntington, West Virginia	25702
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number (304) 525-1600

Not Applicable
Former name or former address, if changes since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐      Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

PREMIER FINANCIAL BANCORP, INC,

INFORMATION TO BE INCLUDED IN THE REPORT

Item 7.01.  Regulation FD Disclosure

On October 15, 2014, Premier issued a press release announcing a plan to redeem in full the final 5,000 shares of its Series A Preferred Stock ($1,000 per share liquidation preference) outstanding on November 14, 2014.  The Series A Preferred Stock was issued in October 2009 as part of the Troubled Asset Relief Program – Capital Purchase Program (TARP) of the U.S. Treasury.  In August 2012, Premier repurchased 10,252 of the 22,252 originally issued shares, leaving 12,000 shares outstanding.  Premier redeemed 7,000 of the outstanding shares on September 26, 2014, leaving 5,000 shares outstanding at the end of the quarter.  Premier applied for and received regulatory consent to redeem the final 5,000 shares.  The board of directors has set a redemption date of November 14, 2014, giving shareholders the required 30 day advance notice for the redemption.  On that date, Series A shareholders will be entitled to a pro rata portion of the $5,000,000 total redemption value plus accrued dividends from August 15, 2014 through November 14, 2014 at 5.00% per annum.  The November 14, 2014 redemption avoids the automatic increase in the dividend rate to 9.00% per annum beginning on November 15, 2014.  The full text of that press release is furnished as Exhibit 99.1.

Item 9.01.  Financial Statements and Exhibits

(c) Exhibit 99.1 - Press Release dated October 15, 2014.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PREMIER FINANCIAL BANCORP, INC.
(Registrant)

 /s/ Brien M. Chase
Date: October 15, 2014                                            Brien M. Chase, Senior Vice President
  and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release dated October 15, 2014 captioned “Premier Financial Bancorp, Inc. Announces Redemption of Final $5.0 Million of Series A Preferred Stock.”